Exhibit 2.1





                 DISTRIBUTION AGREEMENT


                        between


             CONSOLIDATED FREIGHTWAYS, INC.


                          and


          CONSOLIDATED FREIGHTWAYS CORPORATION
                   TABLE OF CONTENTS


ARTICLE I      DEFINITIONS

     1.1  General                                            1

ARTICLE II     THE DISTRIBUTION

     2.1  Cooperation Prior to the Distribution              5
     2.2  Conditions to Distribution                         5
     2.3  The Distribution                                   6
     2.4  Sale of Fractional Shares                          6
     2.5  Odd-Lot Program                                    7

ARTICLE III    TRANSACTIONS RELATING TO THE DISTRIBUTION

     3.1  The Reorganization                                 7
     3.2  Company Board                                     13
     3.3  Company Charter and Bylaws                        13
     3.4  Other Agreements                                  13
     3.5  Operation in the Ordinary Course of Business      13
     3.6  Insurance                                         14
     3.7  Collections and Payments after the
          Distribution Date                                 14
     3.8  Certain Post-Distribution Transactions            14

ARTICLE IV     INDEMNIFICATION

     4.1  Indemnification by CFI                            15
     4.2  Indemnification by the Company                    15
     4.3  Limitations on Indemnification Obligations        16
     4.4  Procedures for Indemnification                    17
     4.5  Releases                                          19
     4.6  Environmental Liabilities                         20

ARTICLE V      ACCESS TO INFORMATION; SERVICES

     5.1  Access to Information                             20
     5.2  Production of Witnesses                           21
     5.3  Provision of Services                             21
     5.4  Reimbursement                                     21
     5.5  Retention of Records                              22
     5.6  Confidentiality                                   22
     5.7  Provision of Corporate Records                    23
     5.8  Privileged Matters                                23

ARTICLE VI     REPRESENTATIONS, WARRANTIES AND COVENANTS

     6.1  Financial Statements                              24
     6.2  Form 10 and Information Statement                 24
     6.3  Marks                                             24

ARTICLE VII    SHARED CLAIMS

     7.1  Acknowledgment.                                   25
     7.2  Notification.                                     25
     7.3  Cooperation.                                      25
     7.4  Liability.                                        26
     7.5  Non-Shared Liabilities.                           26

ARTICLE VIII   MISCELLANEOUS

     8.1  Complete Agreement; Construction                  26
     8.2  Expenses                                          26
     8.3  Governing Law                                     27
     8.4  Notices                                           27
     8.5  Amendments and Waivers                            27
     8.6  Counterparts                                      28
     8.7  Successors and Assigns                            28
     8.8  Termination                                       28
     8.9  No Third-Party Beneficiaries                      28
     8.10 Titles and Headings                               28
     8.11 Legal Enforceability                              28
     8.12 Further Assurances                                29
     8.13 No Solicitation of Employees                      29
     8.14 Dispute Resolution                                30

Schedule 3.1(b)     LJSC Service Departments
Schedule 3.1(e)     Real Property
Schedule 3.1(g)     Licensed Materials
Schedule 3.1(h)(i)  Marks
Schedule 3.1(h)(ii) Additional Marks
Schedule 3.1(h)(iii)Patents and Copyrights
Schedule 3.6(b)     Insurance Policies
Schedule 4.1        CFI Indemnification
Schedule 4.2        Company Indemnification
Schedule 6.3        CFI marks
Schedule X          Omitted Programs

ANNEX 1   Form of ADR Agreement
ANNEX 2   Form of Employee Benefit Matters Agreement
ANNEX 3   Form of Reimbursement Agreement
ANNEX 4   Form of Services Agreement
ANNEX 5   Form of Tax Sharing Agreement
ANNEX 6   Form of Restated Certificate of Incorporation
ANNEX 7   Form of Restated Bylaws
ANNEX 8   Form of Maintenance, License and Easement Agreement


                 DISTRIBUTION AGREEMENT


          This DISTRIBUTION AGREEMENT (the "Agreement") is made as of this 25th of November, 1996 by and between CONSOLIDATED FREIGHTWAYS, INC., a Delaware corporation
("CFI"), and CONSOLIDATED FREIGHTWAYS CORPORATION, a Dela ware corporation (the "Company").


                        RECITALS

          WHEREAS, CFI is the holder of all of the issued and outstanding shares of common stock, $.01 par value per share, of the Company (the "Company Common Stock");

          WHEREAS, the Board of Directors of CFI (the
"CFI Board") has determined that it is advisable to dis tribute (the "Distribution") all of the shares of Company
Common Stock to the holders of the common stock, $.01 par value per share, of CFI (the "CFI Common Stock");

          WHEREAS, CFI and the Company have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and certain other agreements that will govern certain matters relating to the Distribution and the relationships thereafter between CFI and the Company;

          NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valu able consideration, the parties hereto hereby agree as follows:


                                I

                            DEFINITIONS

I.1 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          Action: any action, suit, arbitration, inqui ry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

          ADR Agreement: the Alternative Dispute Resolu tion Agreement to be entered into by CFI and the Company as of the Distribution Date, the form of which is at tached hereto as Annex 1.

          Affiliate: as defined in Rule 12b-2 under the Exchange Act.

          CFI Group:At any time following the Distribu tion, CFI and all entities which are Affiliates of CFI at such time.

          Code: the Internal Revenue Code of 1986, as amended.

          Commission: the Securities and Exchange Commis sion.

          Company Group: at any time following the Dis tribution, the Company and all entities which are Affili ates of the Company at such time.

          Distribution Agent:  The Bank of New York.

          Distribution Date: the date as determined by the CFI Board or a committee thereof on which the Distri bution takes place by delivery of the shares of Company
Common Stock to the Distribution Agent.

          Distribution Ratio:  the ratio of CFI Common
Stock to Company Common Stock to be distributed in the Distribution.

          Employee Benefit Matters Agreement: the Em ployee Benefit Matters Agreement to be entered into by CFI and the Company as of the Distribution Date, the form of which is attached hereto as Annex 2.

          Environmental Liabilities: means any Liabil ities arising from, under or relating to any environmen tal, health or safety law, rule, regulation, Action, threatened Action, order or consent decree.

          Exchange Act:  the Securities Exchange Act of
1934, as amended, and the rules and regulations thereun der.

          Form 10: the registration statement on Form 10 filed by the Company with the Commission to effect the registration of the Company Common Stock under the Ex change Act.

          Information Statement: the Information State ment on Form 14C filed by the Company with the Commission and included in the Form 10 at the time of its effective ness.

          Insurance Proceeds: those monies (i) received by an insured from an insurance carrier on an insurance claim or (ii) paid by an insurance carrier on behalf of an insured on an insurance claim, in either case net of any applicable deductibles, retentions, or costs paid by such insured, but such term does not refer to proceeds re ceived from an insurer on an employee benefits group insurance policy.

          IRS:  the Internal Revenue Service.

          Liabilities: any and all debts, liabilities, obligations, absolute or contingent, asserted or unasserted, matured or unmatured, liquidated or unliqui dated, accrued or unaccrued, known or unknown, direct or indirect, whenever arising, including all costs and expenses relating thereto, and including, without limita tion, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened
Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertak ing including those arising under this Agreement.

          LJSC:  Leland James Service Corporation, a
Delaware Corporation.

          Losses: any and all debts, losses, Liabil ities, claims, damages, obligations, payments or costs and expenses, absolute or contingent, matured or unma tured, liquidated or unliquidated, accrued or unaccrued, known or unknown, direct or indirect (including, without limitation, the costs and expenses of any and all Ac tions, threatened Actions, demands, assessments, judg ments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or de fending against any such Actions or threatened Actions).

          Other Agreements:  the ADR Agreement, the
Employee Benefit Matters Agreement, the Reimbursement
Agreement, the Services Agreement, the Tax Sharing Agree ment and the Maintenance, License and Easement Agreement to be entered into by CFCD (as defined) and CF Properties
(as defined) as of the Distribution Date, the form of which is attached hereto as Annex 8.

          Record Date: the close of business on the date to be determined by the CFI Board or a committee thereof as the record date for the determination of stockholders of record of CFI entitled to receive the Distribution.

          Reimbursement Agreement:  the Reimbursement and
Indemnification Agreement to be entered into between CFI and Consolidated Freightways Corporation of Delaware
("CFCD") as of October 1, 1996, the form of which is at tached hereto as Annex 3.

          Securities Act: the Securities Act of 1933, as amended.

          Services Agreement:  the Transition Services
Agreement to be entered into by CNF Service Company, Inc.
and the Company as of the Distribution Date, the form of which is attached hereto as Annex 4.

          Subsidiaries: the term "Subsidiaries" as used herein with respect to any entity shall, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such entity.

          Tax Sharing Agreement: the Tax Sharing Agree ment to be entered into by CFI and the Company as of the Distribution Date, the form of which is attached hereto as Annex 5.


                            II

                    THE DISTRIBUTION

II.1 Cooperation Prior to the Distribution. Prior to the Distribution:

               (a)  CFI and the Company shall prepare,
and the Company shall file with the Commission, the Form
10. CFI and the Company shall prepare, and CFI shall mail, promptly after the effectiveness of the Form 10, to the holders of CFI Common Stock, the Information State ment, which shall set forth appropriate disclosure con cerning the Company, the Distribution and other matters.
The Company shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act.

a) CFI and the Company shall cooperate in preparing, filing with the Commission and causing to become effec tive any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contem plated by the Employee Benefit Matters Agreement.

b) The Company shall prepare, file and pursue an application to permit listing of the Company Common Stock on the Nasdaq National Market (and/or such other exchange as the Company deems appropriate), under the symbol
"CFWY" (or such other symbol as the Company deems appropriate).

II.2 Conditions to Distribution. The CFI Board shall in its discretion establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution. The Distribution shall be subject to satisfaction of each of the following conditions, among other things: (i) the consummation of certain internal corporate reorganizations; (ii) the successful renegotiation of certain CFI credit facilities and debt instruments, including the execution of certain consents, waivers and amendments thereto by lenders, and the maintenance of CFI's investment grade debt ratings;
(iii) the establishment of a separate credit facility for CFCD; (iv) the receipt of certain third-party consents relating to certain contracts, licenses and other agree ments; (v) the receipt of rulings from the IRS or an opin ion of special tax counsel to CFI to the effect that, among other things, the Distribution will generally qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended; (vi) the receipt of a letter from the staff of the Commission con firming that it will take no action with respect to certain matters relating to the Distribution; (vii) the Form 10 having become effective and no stop order being in effect; (viii) there not being in effect any statute, rule, regulation or order of any court, governmental or regulatory body that prohibits or makes illegal the transactions contemplated by the Distribution; (ix) ap proval for listing of the Company Common Stock on the Nasdaq National Market; and (x) declaration of the spe cial dividend by the CFI Board. The CFI Board reserves the right in its discretion, other than with respect to those set forth in clauses (i), (v), (vi), (vii) and (x), to waive the satisfaction of any condition to the Distri bution; provided, however, that the CFI Board may aban don, defer or modify the Distribution and the related transactions at any time prior to the Distribution Date.

II.3 The Distribution. On the Distribution Date, subject to the conditions set forth in this Agreement, CFI shall deliver to the Distribution Agent a certificate or certificates representing the number of then outstanding shares of Company Common Stock to be dis tributed in the Distribution, endorsed in blank, and shall instruct the Distribution Agent to distribute to each holder of record of CFI Common Stock on the Record
Date a certificate or certificates representing one share of Company Common Stock for every two shares of CFI
Common Stock so held. The Company agrees to provide all certificates for shares of Company Common Stock that the Distribution Agent shall require in order to effect the Distribution.

II.4 Sale of Fractional Shares. The Distribution Agent shall not distribute any fractional shares of Company
Common Stock ("Fractional Shares") to any holder of CFI
Common Stock. The Distribution Agent shall be instructed to aggregate all such Fractional Shares and sell them in an orderly manner after the Distribution Date in the open market at then-prevailing prices and, after completion of all such sales, distribute a pro rata portion of the proceeds from such sales to each holder of CFI Common
Stock who would otherwise have received a Fractional
Share. CFI will bear the cost of brokerage commissions incurred in connection with such sales.

II.5 Odd-Lot Program. In connection with the Distribu tion, the Company shall offer to holders of CFI Common
Stock who would otherwise receive fewer than 100 shares of Company Common Stock in the Distribution a program by which such holders may instruct the Distribution Agent to sell such shares of Company Common Stock on their behalf.
The Company shall cause such program to be conducted in accordance with the terms and conditions described in the Information Statement.


                            III

         TRANSACTIONS RELATING TO THE DISTRIBUTION

III.1       The Reorganization.

a) Prior to the Distribution Date, CFI shall take all steps necessary to establish CFCD as a wholly owned subsidiary of the Company.

b) Prior to the Distribution Date, CFI shall take all steps necessary to establish LJSC as a wholly owned subsidiary of the Company; provided, however, that immediately prior to the Distribution or simultaneously therewith, the LJSC administrative service departments identified on Schedule 3.1(b) shall be transferred to CNF
Service Company, Inc., a wholly owned subsidiary of CFI.

c) Prior to the Distribution Date, CFI shall take all steps necessary to merge Vantage Parts into CFI.

d) Prior to the Distribution Date, CFI shall take all steps necessary to establish Milne & Craighead as a wholly owned, indirect subsidiary of CFCD.

e) Prior to the Distribution Date, CFI shall take all steps necessary to effect the transfer of all real property owned by CFCD and/or LJSC and set forth on
Schedule 3.1(e) to CF Properties, Inc., a wholly owned subsidiary of CFI ("CF Properties"), and to effect the transfer of CFI's Gresham terminal and land under CFI's
Santa Fe Springs and Hayward Terminals to CFCD. In consideration of such transfers, the Company hereby agrees to continue to use Con-Way rail services until January 1, 1997.

f) The Company acknowledges that any and all rights in the software programs (including without limitation all source and object code and all documentation there for, and all versions thereof) developed by, or on behalf of, the Company, CFI or its Affiliates prior to the Distribution Date, and all other intellectual property rights, including without limitation all copyrights, patent rights, know-how and trade secret rights, and in cluding, without limitation, the right to sue for any past, present or future infringement of any of the fore going, are vested in CFI. The Company will execute and deliver any instruments or take such other actions as CFI may reasonably request in order to confirm such assign ment and to otherwise effectuate the purposes and terms of this Agreement.

g) CFI hereby grants to the Company, effective as of the termination of the Services Agreement, a royalty-free, worldwide, perpetual and non-transferable, license without right of sublicense, (except as to subsidiaries who agree in writing to be bound by the terms of this license), to use and create derivative works of the soft ware programs (including without limitation all source and object code and documentation therefor) owned by CFI which pertain to the Company's administrative and busi ness functions and activities, in the form they exist as of the termination of the Services Agreement, which the Company uses in its business as of the Distribution Date as set forth on Schedule 3.1(g) hereto (collectively, the "Licensed Materials"). CFI shall take such steps neces sary to provide to the Company, at CFI's expense, and with minimal interruption of the operations of CFI and its Affiliates, copies of the Licensed Materials, togeth er with copies of any related third-party licenses (sub ject to the proviso set forth in the immediately follow ing sentence), and reasonable instruction as to their in stallation and use. In addition, CFI shall, as soon as practicable after the Distribution Date, make reasonable efforts to obtain on behalf of the Company, at CFI's ex pense with respect to initial purchase, acquisition and original installation fees only, all consents or separate licenses for third-party software which the Company uses in its business as of the Distribution Date, or which are incorporated into the Licensed Materials, or which are necessary for the Company to have the right to use the Licensed Materials to the extent contemplated herein and be able to receive the services contemplated under the Services Agreement, and such third-party licenses shall be at least as broad in scope and term as were similar licenses for CFI prior to the Distribution Date; provid ed, however, that if CFI determines that the terms upon which any such license may be obtained are commercially unreasonable, CFI shall have the right to obtain a li cense for reasonably comparable software in full satis faction of the above-mentioned obligation. Where use of third-party software is limited to a specified number of users or similarly restricted, an equitable division shall be made as set forth on Schedule 3.1(g). Each of CFI and the Company further acknowledges and agrees that:

               (i) The use of the Licensed Materials is to be limited to the internal business use of the Company, or its Affiliates and their authorized cus tomers who in the ordinary course of business with the Company request access to the Licensed Materials in connection with products or services otherwise provided by the Company.

               (ii) The Company's, its Affiliates' and au thorized customers' right to use the Licensed Mate rials which require a third-party license is condi tioned upon the Company's, its Affiliates and autho rized customers observing the applicable terms and conditions in any third party licenses relating to the Licensed Materials and as to Affiliates and authorized customers the obtaining of any necessary consents or separate licenses from such third party vendors. CFI shall make reasonable efforts to obtain all consents or separate licenses from third party licensors necessary for the Company to have the right to use the Licensed Materials to the extent contemplated herein and be able to receive the services contemplated under the Services Agree ment.

               (iii) The Company shall assume all Liabili ties relating to the Company's use, and use by any of the Company's Affiliates or authorized customers, of the Licensed Materials after the Distribution
     Date (including, without limitation, as relates to maintenance costs) and shall indemnify and hold harm less CFI against all Liabilities and expenses (in cluding reasonable attorneys' fees and costs of liti gation) which CFI may incur, which arise out of the use of the Licensed Materials by the Company, its Affiliates or authorized customers after the Distribution Date.

               (iv)  CFI shall assume all Liabilities
     relating to the Company's use of software requiring a third-party license where CFI has taken a license from such third party and (A) a license for the Company is available at a commercially reasonable cost but CFI has failed to provide the Company with the applicable third-party license to the extent required by this Agreement, or (B) in the event that CFI is not able to obtain such a license at a commer cially reasonable cost, CFI has failed to provide the Company with reasonably comparable software and shall indemnify and hold harmless the Company against all Losses, Liabilities and expenses (includ ing reasonable attorneys' fees and cost of litiga tion) which the Company may incur, which arise out of claims by owners of the third party software arising out of such failure of CFI to obtain such third-party licenses for the Company. The Company shall assume all Liabilities relating to the use of third- party software obtained on its behalf by CFI including, without limitation, as relates to mainte nance costs.

               (v) The Licensed Materials constitute
     confidential information and shall remain the prop erty of CFI, subject to the license granted herein.
     The Company agrees to hold the same in confidence and not to disclose or distribute the same unless such information subsequently becomes publicly available through no fault of the Company.

               (vi) CFI shall assume all Liabilities
     relating to CFI's use, and use by CFI's Affiliates or authorized customers, of the Licensed Materials and any materials not licensed to the Company, and shall indemnify and hold harmless the Company against all Losses, Liabilities and expenses (includ ing reasonable attorneys' fees and cost of litiga tion) which the Company may incur, which arise out of the use of the Licensed Materials or any of the materials not licensed to the Company by CFI, its Affiliates or authorized customers.

               (vii)  The Company may request additional
     worldwide, perpetual and non-transferable licenses from CFI which are not currently used by it in its business. CFI may grant such licenses in its sole discretion. The licenses requested and granted as of the date hereof are listed in Schedule 3.1(g) as "Additional Licenses." The Company shall pay the costs of copying such software and purchasing any required third party licenses related thereto. The
     Company shall assume all Liabilities relating to the Company's use thereof (including, without limita tion, as relates to maintenance costs) and shall indemnify and hold harmless CFI against all Liabili ties and expenses whatsoever (including reasonable attorneys' fees and costs of litigation) which CFI may incur, which arise out of, or are in any way related to the use of such software by the Company, its Affiliates or authorized customers.

               (viii)  The Company shall pay its propor
     tional share of the development costs of the Li censed Materials identified in Schedule 3.1(g) as "Under Development" as incurred after the Distribu tion Date. Any cost of "cloning" a second copy, if any, shall be part of the development costs. The
     Company shall not, however, pay a proportional share of the development costs where such Licensed Materi als are used in connection with the provision of services to the Company under the Services Agree ment, to the extent that the Company has already paid such proportional share in accordance with the Services Agreement.

               (ix)  Because of the extensive number of
     software programs used by the parties, the parties expect that some programs may inadvertently be omitted from, or included on, Schedule 3.1(g). In such event, the parties shall determine in good faith whether such programs should be added or deleted as Licensed Materials and related third-party software used by the Company as of the date hereof, "Additional Licenses" or "Under Develop ment"; provided, however, that the parties acknowl edge that the programs listed on Schedule X have been intentionally omitted from Schedule 3.1(g).

h) CFI hereby grants to the Company and its Subsidiaries a limited, non-exclusive, non-transferable, royalty-free worldwide right and license, without right of sublicense (except to subsidiaries who agree in writing to be bound by the terms of this license) to use the trademarks, trade names and service marks set forth on Schedule 3.1(h)(i) (collectively, the "Marks") for the nine-month period beginning on the Distribution Date. On or prior to the Distribution Date, CFI and the Company shall enter into a Trademark License Agreement, substan tially in the form included on Schedule 3.1(h)(ii) in order to effect the license from CFI to the Company (and its Subsidiaries) of the marks (the "Additional Marks") set forth on Schedule 3.1(h)(ii). The Company agrees to comply and to cause its Subsidiaries to comply with rea sonable quality standards set by CFI, and subject to CFI's reasonable rights of inspection as to compliance with such quality standards, as relates to the use of the Marks and the Additional Marks, and CFI acknowledges that the Company and its Subsidiaries currently meet all such standards. On or prior to the Distribution Date, CFI shall assign to the Company, pursuant to a Trademark
Assignment in the form included on Schedule 3.1(h)(i) (X) the Marks, effective as of the end of the nine-month period commencing on the Distribution Date, (Y) the trademarks, trade names and service marks relating to "CF
Air" and "CF Air Freight" (and as stylized), effective as of the third anniversary of the Distribution Date. On or prior to the Distribution Date, CFI shall assign to the Company, pursuant to the Copyright Assignment and the Patent Assignment in the forms included on Schedule
3.1(h)(iii), the patents and copyrights set forth on
Schedule 3.1(h)(iii), effective as of the Distribution
Date.

i) Company shall indemnify and hold CFI, and its subsidiaries, Affiliates, officers, directors and subsidiaries, harmless from and against any and all Liabilities arising out of the Company's activities under the Marks and the Additional Marks.

j) Prior to the Distribution Date, CFI and the Company shall take all steps necessary to increase the outstanding shares of Company Common Stock so that, immediately prior to the Distribution, CFI will hold a number of shares of Company Common Stock sufficient to enable it to complete the Distribution based on the Distribution Ratio. Company Board. CFI and the Company shall take all steps necessary to elect as directors of the Company, on or prior to the Distribution Date, the persons named in the Form 10 to constitute the board of directors of the Company on the Distribution Date.

III.3 Company Charter and Bylaws. On or prior to the Distribution Date, (a) CFI shall approve and cause the Amended and Restated Certificate of Incorporation of the Company substantially in the form of Annex 6 hereto to be filed with the Secretary of State of Delaware and to be in effect on the Distribution Date and (b) CFI shall adopt the Amended and Restated Bylaws of the Compa ny substantially in the form of Annex 7 hereto to be in effect on the Distribution Date.

III.4 Other Agreements. On or prior to the Distri bution Date, CFI and the Company shall enter into, and/or
(where applicable) shall cause their respective Subsid iaries to enter into, the Other Agreements and any other agreements necessary or appropriate in connection with the transactions contemplated hereby and thereby. In the event of a conflict between the terms of this agreement and the terms of any of the Other Agreements or any such other agreements, (including without limitation Section
5.04 of the Tax Sharing Agreement) the terms of such Other Agreement or other agreement shall govern.

III.5       Operation in the Ordinary Course of Business.
Prior to the Distribution Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the ordinary course of busi ness, consistent with past practice, and shall, and shall cause each of its Subsidiaries to, continue to ship products, pay accounts payable and invoices, deposit and accept payments, and make capital expenditures in the ordinary course of business, all consistent with past practice. The Company shall not, and shall cause each of its Subsidiaries not to, undertake any arrangement with the intent to delay receipt of any funds by the Company or its Subsidiaries until on or after the Distribution
Date or to accelerate any payment to be made by the Company or its Subsidiaries prior to the Distribution
Date, except in each case in the ordinary course of business consistent with past practice.

III.6 Insurance. The Company and each other member of the Company Group does hereby release CFI and each other member of the CFI Group from all Liabilities arising from or in connection with the insurance policies described on Schedule 3.6(b), excluding occurrences which commenced on or prior to October 1, 1996, except the policies covering underground storage tank liability, which shall be released as of the Distribution Date. The
Company and each other member of the Company Group does hereby acknowledge that these policies are cancelled or terminated as to CFCD and its Subsidiaries as of October
1, 1996, except to the extent of claims referred to in the preceding sentence. The Company and each other member of the Company Group expressly waives any and all rights under section 1542 of the Civil Code of Califor nia, which provides as follows:

               "A General Release does not
          extend to claims which the creditor
          does not know or suspect to exist in
          his favor at the time of executing
          the Release, which if known by him
          must have materially affected his
          settlement with the debtor."

III.7 Collections and Payments after the Distri bution Date. Except as may be explicitly provided in this Agreement and the Other Agreements, any cash re ceipts arising out of or relating to the assets, Liabili ties or operations of the Company or its past or present
Subsidiaries received on or after the Distribution Date shall be retained by the Company and such Subsidiaries and any Liabilities or obligations, other than any Lia bilities or obligations relating to LJSC and arising on or prior to the Distribution Date, arising out of, relat ing to or asserted on the basis of the assets, Liabil ities or operations of the Company or its past or present
Subsidiaries due and unpaid on and after the Distribution
Date or incurred on and after the Distribution Date shall be payable by the Company and such Subsidiaries. The
Company and CFI shall settle all payments received from account debtors of either of them to the effect that amounts properly owing to the Company are received by the Company and amounts properly owing to CFI are received by CFI, with such settlements to occur by wire transfer (a) daily, for the three-month period beginning on the Dis tribution Date and (b) weekly, thereafter.

III.8       Certain Post-Distribution Transactions.  The
Company. (i) The Company shall, and shall cause each of its Subsidiaries to, comply with each representation and statement made, or to be made, to the IRS in connection with the IRS private letter ruling issued to CFI on September 23, 1996 (the "Ruling") or any other ruling to be obtained by the Company and CFI acting together from any taxing authority with respect to any transaction contemplated by this Agreement; and (ii) until the third anniversary of the Distribution Date, neither the Company nor any of its Subsidiaries shall (A) make a material disposition, by means of a sale or exchange of assets or capital stock, a distribution to stockholders or other wise, of its assets, (B) repurchase or issue any Company capital stock (other than stock issued pursuant to em ployee plans), or (C) cease the active conduct of its businesses independently, with its own employees and with out material change, unless, in each of cases (A), (B) and (C), in the opinion of counsel to the Company, which opinion shall be reasonably satisfactory to CFI, or pursu ant to a supplemental IRS private letter ruling reason ably satisfactory to CFI, such act or omission would not adversely affect the tax consequences of the Distribution to CFI or the stockholders of CFI, as set forth in the Ruling or any other ruling issued by any taxing authori ty; and the Company has no present intention to take any such actions.

                         IV

                  INDEMNIFICATION

IV.1 Indemnification by CFI. Except as otherwise pro vided by any of the Other Agreements or as contemplated by Section 4.5 or Article VII hereof, effective as of the Distribution Date, CFI and each other member of the CFI
Group agree to indemnify, defend and hold harmless the Company, each other member of the Company Group, and their present or former officers, directors, sharehold ers, agents, employees, representatives, successors-in-interest, parents, Affiliates, insurers, attorneys and assigns (the "Company Indemnitees") from and against any and all Losses of the Company Indemnitees arising out of or related in any manner to any item set forth on Sched ule 4.1.

IV.2 Indemnification by the Company. Except as other wise provided by any of the Other Agreements or as con templated by Section 4.5 or Article VII hereof, effective as of the Distribution Date, the Company and each other member of the Company Group agree to indemnify, defend and hold harmless CFI, each other member of the CFI
Group, and their present or former officers, directors, shareholders, agents, employees, representatives, succes sors-in-interest, parents, Affiliates, insurers, attor neys and assigns (the "CFI Indemnitees") from and against any and all Losses of the CFI Indemnitees arising out of or related in any manner to any item set forth on Sched ule 4.2.

IV.3 Limitations on Indemnification Obligations. The amount that either CFI or the Company (an "Indemnifying
Party") is or may be required to pay to an indemnified party ("Indemnitee") pursuant to Section 4.1 or 4.2, or any other Section of this Agreement providing for indemnification, shall be reduced by any Insurance Pro ceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and shall subsequently actually receive Insur ance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder).
No insurer or other third party shall: (a) be relieved of the responsibility to pay any claims which it would otherwise be obligated to pay in the absence of the foregoing indemnification provisions; (b) solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect to any claims which it would otherwise be obligated to pay; or (c) be entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions. Any
Indemnifying Party shall succeed to the rights of any Indemnitee with respect to any matter contemplated by this Section 4.3.

IV.4   Procedures for Indemnification.  (a)(i)  If an
Indemnitee shall receive notice or otherwise learn of the assertion of any claim or commencement of any proceeding
(including any governmental investigation) by a person who is not a party to this Agreement (or any Affiliate of either party) (a "Third-Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim setting forth the particulars as to such claim or proceeding in reasonable detail; provided that the failure of any Indemnitee to give notice as pro vided in this Section 4.4(a) shall not relieve the relat ed Indemnifying Party of its obligations under this Arti cle IV, unless such Indemnifying Party is actually preju diced by such failure to give notice and then only to the extent of such actual prejudice.

               (ii) An Indemnifying Party may, to the
extent it wishes within thirty days of receipt of notice of a Third Party claim and at its cost and expense, elect to defend or to seek to settle or compromise any Third-
Party Claim; provided that the Indemnitee may participate in such settlement or defense through its chosen counsel at its sole cost and expense. After notice from an Indem nifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying
Party shall not be liable to such Indemnitee under this
Article IV for any legal or other expenses (except ex penses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants in any such Third-Party Claim include both the Indemnify ing Party and one or more Indemnitees and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemni fying Party exists in respect of such claim, such Indem nitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reason able fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnify ing Party; provided further if and to the extent that there is a conflict of defenses or positions among the Indemnitees, the Indemnitees shall have the right to re tain such number of additional separate counsel, reason ably satisfactory to the Indemnifying Party, as is rea sonably necessary to avoid such conflicts, and the Indem nifying Party shall be responsible for the reasonable fees and expenses of such additional separate counsel;
provided further that the Indemnitee may participate in the settlement or defense of a Third-Party Claim through counsel chosen by such Indemnitee if the fees and expens es of such counsel shall be borne by such Indemnitee. If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, such Indemnitee may defend or seek to compromise or settle such Third-Party
Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for any settlement of any Third-Party Claim effected without its written consent. The Indemnifying Party shall not, except with the consent of the Indemnitee, (i) enter into any such settlement that does not include as an uncondi tional term thereof the giving by the person or persons asserting such Third-Party Claim to all Indemnitees an unconditional release from all Liability with respect to such Third-Party Claim, or (ii) consent to entry of any judgment.

a) Any claim on account of a Loss that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnify ing Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying
Party does not respond within such thirty-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable law (except as provided in the ADR Agree ment).

b) In addition to any adjustments required pursuant to Section 4.3, if the amount of any Loss shall, at any time subsequent to the payment required by this Agree ment, be reduced by recovery, settlement or otherwise, the amount of such reduction that has been received by the Indemnitee, less any expenses properly incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

c) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party
Claim, such Indemnifying Party shall have all rights of subrogation and shall stand in the place of such Indemni tee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim or against any other person. Such
Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

d) Notwithstanding anything to the contrary herein or in the Other Agreements, the foregoing indemnification provisions and procedures shall apply to any other indemnification agreements herein or in the Other
Agreements.

          IV.5   Releases.

               (a)  Subject to Article VII and effective
on the Distribution Date, the Company and each other mem ber of the Company Group releases and forever discharges
CFI, each other member of the CFI Group, and their pres ent or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, par ents, Affiliates, insurers, attorneys and assigns of and from any and all Liabilities (other than those for which indemnification is available under (i) this Article IV or
(ii) any Other Agreement (subject to the provisions of Section 4.3)).

a) Subject to Article VII and effective on the Dis tribution Date, CFI and each other member of the CFI
Group releases and forever discharges the Company, each other member of the Company Group and their present or former officers, directors, shareholders, agents, employ ees, representatives, successors-in-interest, parents,
Affiliates, insurers, attorneys and assigns of and from any and all Liabilities (other than those for which indem nification is available under this Article IV and any Other Agreement (subject to the provisions of Section
4.3)).

b)  The Company and each other member of the Company
Group, and CFI and each other member of the CFI Group, expressly waive any and all rights under section 1542 of the Civil Code of California, which provides as follows:

               "A General Release does not
          extend to claims which the creditor
          does not know or suspect to exist in
          his favor at the time of executing
          the Release, which if known by him
          must have materially affected his
          settlement with the debtor."

Environmental Liabilities. Notwithstanding anything contained herein or in any Other Agreement to the contrary, neither party shall have any obligation to indemnify the other party with respect to any Environ mental Liabilities.

                            V

            ACCESS TO INFORMATION; SERVICES

V.1 Access to Information. From and after the Distri bution Date, CFI shall, and shall cause its Subsidiaries to, afford to the Company and its authorized accountants, counsel and other designated representatives (collective ly, "Representatives") reasonable access (including using reasonable efforts to give access to the person or firms possessing information) and duplicating rights during normal business hours to all administrative records, books, contracts and instruments, and all Company-owned computer software and computer data and other Company-owned data and information (collectively, but excluding all software not owned by the Company, "Information") within CFI's or any such Subsidiary's possession or control relating to the Company or any Company Subsidiary and to any property owned by CFI that was leased or operated by the Company or any Company Subsidiary, inso far as such access is reasonably required by the Company or any Company Subsidiary. Similarly, the Company shall, and shall cause its Subsidiaries to, afford to CFI and its Representatives reasonable access (including using reasonable efforts to give access to persons or firms pos sessing Information) and duplicating rights during normal business hours to Information within the Company's or any such Subsidiary's possession or control relating to CFI or any CFI Subsidiary or relating to the Company prior to the Distribution Date and to any property owned by the Company that was leased or operated by CFI or any CFI Sub sidiary (other than the Company and its Subsidiaries), insofar as such access is reasonably required by CFI or any CFI Subsidiary. Information may be requested under this Article V for, without limitation, audit, account ing, claim, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obliga tions and for performing this Agreement and the transac tions contemplated hereby.

V.2    Production of Witnesses.  After the Distribution
Date, each of CFI and the Company shall, and shall cause its respective Subsidiaries to, use reasonable efforts to make available to the other party and its Subsidiaries, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

V.3 Provision of Services. In addition to any servic es contemplated to be provided following the Distribution
Date by any Other Agreement, each party, upon written request, shall make available to the other party, during normal business hours and in a manner that will not inter fere unreasonably with such party's business, its financial, tax, accounting, legal, employee benefits and similar staff services (collectively, "Services") whenev er and to the extent that they may be reasonably required in connection with the preparation of tax returns, au dits, claims, litigation or administration of employee benefit plans, and otherwise to assist in effecting an orderly transition following the Distribution.

V.4 Reimbursement. Except to the extent otherwise pro vided in any Other Agreement, each party providing Infor mation, witnesses or Services under Section 5.1, 5.2 or
5.3 to the other party shall be entitled to receive from the recipient, upon the presentation of invoices there for, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such Information, witnesses or Services. For purposes of this Section 5.4, salaries and other compensation payable to employees of either party shall be deemed to be an out-of-pocket cost or expense reimbursable hereunder.

V.5 Retention of Records. Except as otherwise re quired by law or agreed to in writing, each of CFI and the Company shall retain, and shall cause its respective
Subsidiaries to retain following the Distribution Date, all significant information ("Information") relating to the business of the other and the other's subsidiaries, for a period (a "Retention Period") consistent with the document retention policies in effect at CFI and the Company, respectively. In addition, such Information shall not be destroyed or otherwise disposed of if during such period a party shall request in writing that any of the Information be retained for additional specific and reasonable periods of time at the expense of the party so requesting. After the applicable Retention Period, any party may destroy or otherwise dispose of any Information at any time, provided that, prior to such destruction or disposal, (a) such party shall provide no less than ninety (90) days' prior written notice to the other party, identifying the Information proposed to be de stroyed or disposed of, and (b) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the requesting party.

V.6 Confidentiality. CFI and each other member of the CFI Group on the one hand, and the Company and each other member of the Company Group on the other hand, shall use commercially reasonable efforts to hold, and cause their Representatives to hold, in strict confidence, all Infor mation concerning the other in their possession or fur nished by the other or the other's Representatives pursu ant to this Agreement or any of the Other Agreements
(except to the extent that such Information is (a) in the public domain through no fault of such party or (b) later lawfully acquired on a non-confidential basis from other sources which are not subject to any confidentiality litigation with the subject party by such party or subse quently developed by such party), and neither party shall release or disclose such Information to any other person, except to its auditors, attorneys, financial advisors, bankers and other consultants and advisors, and on terms and conditions substantially the same as the terms and conditions on which such party releases its own Informa tion, unless compelled to disclose by judicial or admin istrative process or, as advised by its counsel, by other requirements of law.

V.7    Provision of Corporate Records.

               (a) Except as may otherwise be provided in any Other Agreement, CFI shall arrange as soon as practi cable following the Distribution Date, to the extent not previously delivered, for the transportation (at the Company's cost) to the Company of the Company's, books and records in its possession, except to the extent such items are already in the possession of the Company. Such books and records shall be the property of the Company, but shall be available to CFI for review and duplication until CFI shall notify the Company in writing that such records are no longer of use to CFI.

a) Except as otherwise provided in any Other Agree ment, the Company shall arrange as soon as practicable following the Distribution Date, to the extent not previ ously delivered, for the transportation (at CFI's cost) to CFI of CFI's and its Subsidiaries' books and records in its possession, except to the extent such items are al ready in the possession of CFI or a Subsidiary of CFI.
Such books and records shall be the property of CFI, but shall be available to the Company for review and duplica tion until the Company shall notify CFI in writing that such records are no longer of use to the Company.

V.8 Privileged Matters. The Company and CFI recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of both CFI and the Company and that both CFI and the Company should be deemed to be the client for the purposes of asserting all privileges related thereto. No party may waive any privi lege which could be asserted under any applicable law, and in connection with which the other party has a mate rial interest, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third parties.

VI     REPRESENTATIONS, WARRANTIES AND COVENANTS

          The Company and each other member of the Compa ny Group make the following representations and warran ties to, and covenants with, CFI, for its benefit and for the benefit of each other member of the CFI Group, each and all of which shall survive the execution and delivery of this Agreement and the Distribution Date.

VI.1 Financial Statements. The consolidated balance sheets of the Company and its Subsidiaries and the consolidated statements of earnings and consolidated statement of cash flows for the Company and its Subsid iaries, each in the form included in the Information
Statement, have been prepared in accordance with general ly accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated therein and the re sults of operations and cash flows for the periods indi cated therein.

VI.2 Form 10 and Information Statement. The Form 10 and the Information Statement each do not misstate any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, there shall be excluded therefrom any information provided by CFI to the extent that such information relates solely to CFI and not to the Company ("CFI Information").

VI.3 Marks. None of CFI's existing trademarks, trade names and service marks that are not also Marks or Additional Marks ("CFI marks" as set forth in Schedule
6.3) infringe in any manner any of the Marks or Addition al Marks or otherwise interfere with the Company's ex pected use of the Marks or Additional Marks, and none of the Company nor any other member of the Company Group shall, at any time, bring or join in any suit, claim or other proceeding or action adverse to CFI or any other member of the CFI Group relating to the use of the CFI marks.

VII                  SHARED CLAIMS

VII.1 Acknowledgment. Each party acknowledges that, from and after the Distribution Date, there may be claims and proceedings against such party and its Subsid iaries (other than workers' compensation claims which pertain to any persons who remain employed by LJSC on the day after the Distribution Date ("Excluded Claims") which shall remain the sole responsibility of LJSC) that relate
(in whole or in part) to activities alleged to have tran spired prior to the Distribution Date and with respect to which it would be fair and appropriate to apportion
Liability therefor between the parties ("Shared Claims").

VII.2 Notification. If any party shall receive notice or otherwise learn of the assertion of any claim or the commencement of any proceeding which such party believes may constitute a Shared Claim (including, with out limitation, any such claim or proceeding that names or identifies the other party or any of its Subsidiaries as a responsible party), such party shall (i) immediately assume the defense thereof and shall in all respects respond thereto in a timely manner and (ii) promptly pro vide written notice thereof to the other party, setting forth the particulars as to such claim or proceeding in reasonable detail; provided that the failure of such party to give such notice shall not relieve the other party of any obligation to accept Liability unless it is actually prejudiced by such failure and then only to the extent of such actual prejudice.

VII.3 Cooperation. The parties shall cooperate with each other in the defense or settlement of Shared
Claims to the effect that (i) subject to the provisions of Section 7.2, the party bearing the greater Liability shall be responsible for the control and administration of any Shared Claim and (ii) the other party shall coop erate with such party with respect to such control and administration.

VII.4 Liability. The parties shall seek to appor tion Liability between them with respect to any Shared
Claim, and in so doing shall take cognizance of all relevant factors, including but not limited to, the time and duration of any alleged activity giving rise thereto.
If the parties are unable to agree on an apportionment of Liability within thirty days of receipt of notification is provided in Section 7.2, they shall submit the matter for resolution as provided in the ADR Agreement.

VII.5 Non-Shared Liabilities. Anything to the con trary contained in this Article VII notwithstanding, claims or proceedings arising out of or relating to LJSC, its employees and operations on or prior to the Distribu tion Date (other than Excluded Claims) shall be allocated as described below. The Company shall assume and indem nify CFI against all Losses and Liabilities arising out of or related to personnel matters that are caused by employees who are employed by LJSC immediately following the Distribution Date. CFI shall assume and indemnify the Company against all other Losses and Liabilities arising out of or related to LJSC on or prior to the Distribution Date, including all other personnel matters.
If employees of both the Company and CFI cause any such Losses or Liabilities relating to LJSC, then they shall be Shared Claims and dealt with as provided in this
Article VII.

VIII                 MISCELLANEOUS

VIII.1      Complete Agreement; Construction.  This
Agreement and the Other Agreements, including any sched ules and exhibits hereto or thereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

VIII.2 Expenses. Except as otherwise set forth in this Agreement and the Other Agreements, (i) CFI will pay all out-of-pocket costs and expenses that are necessary to effect the Distribution and incurred prior to the Distribution and (ii) each party shall bear its costs and expenses arising after the Distribution in connection with the Distribution; provided, however, CFI shall pay the reasonable moving and relocation costs of separating employees of CFI and CFC in Portland into two buildings, including design and architectural fees, phone and data connections infrastructure and labor associated with the move, excluding any other capital improvements, except that CFI shall pay for the costs of wheelchair ramp ac cess, ADA required upgrades and lobby expansion.

VIII.3 Governing Law. This Agreement shall be gov erned by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of laws thereof.

VIII.4 Notices. All notices, requests, claims, de mands and other communications hereunder shall be in writ ing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), or sent by cable, telegram, telecopy (confirmed by regular, first-class mail), to the parties at the following addresses
(or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

               if to CFI:

               Consolidated Freightways, Inc.
               3240 Hillview Avenue
               Palo Alto, California 94304

               Attn:  General Counsel

               if to the Company:

               Consolidated Freightways Corporation
               175 Linfield Drive
               Menlo Park, California 94025

               Attn:  General Counsel

VIII.5 Amendments and Waivers. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more in stances, shall be deemed to be, or construed as, a fur ther or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

VIII.6 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

VIII.7 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

VIII.8 Termination. This Agreement may be termi nated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the CFI Board without the approval of the Company or the shareholders of CFI. In the event of such termination, no party shall have any Liability of any kind to any other party on account of such termination except that expenses incurred in connection with the transactions contemplated hereby shall be paid as provided in Section
8.2.

VIII.9 No Third-Party Beneficiaries. Except for the provisions of Article IV relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Affiliates and should not be deemed to confer upon third parties (including any employee of the CFI Group or the Company Group) any remedy, claim, reimbursement, cause of action or other right other than those existing without reference to this Agreement.

VIII.10 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of refer ence only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

VIII.11     Legal Enforceability.  Any provision of this
Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffec tive to the extent of such prohibition or unenforce ability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without preju dice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provi sions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

VIII.12     Further Assurances.  In addition to the
actions specifically provided for elsewhere in this Agree ment, each of the parties hereto will use its reasonable efforts to (i) execute and deliver such further documents and take such other actions as any other party may rea sonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof, and
(ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effec tive the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agree ment. The parties hereto further agree to cooperate with respect to the facilities in Portland, Oregon to be used by the parties or their respective Subsidiaries in accor dance with the Services Agreement to the effect of mini mizing any disruptions that a party (or its Subsidiaries) may experience as a result of the technical and logisti cal interdependencies of such facilities.

VIII.13 No Solicitation of Employees. For a period of three years after the Distribution Date, neither CFI nor the Company, nor any of their Subsidiaries, will directly solicit the employment of any employee of the other company, or any of its Subsidiaries, without the prior written consent of such other company; provided, however, that if the Company shall cease to receive ser vices provided by CNF Service Company, Inc. pursuant to the Services Agreement after the Distribution Date, it may solicit employees (employed either at the time of notification by the Company of the termination of servic es, or in the preceding six months) from the groups that had been providing such services.


VIII.14 Dispute Resolution. Any dispute between the parties concerning the performance of this Agreement shall be resolved in accordance with the provisions of the ADR Agreement.

VIII.15
          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                         CONSOLIDATED FREIGHTWAYS, INC.



                         By:/s/ D. E. Moffitt
                         Its:  President and Chief
                         Executive Officer


                         CONSOLIDATED FREIGHTWAYS CORPORATION



                         By:/s/  S. D. Richards
                         Its:  Senior Vice President and
                         General Counsel


Acknowledged and Agreed by
the following entities with
respect to the indicated
Sections of this Agreement:

EMERY AIR FREIGHT CORPORATION
(with respect to Sections 4.1, 4.5 and 5.6)

By:  /s/ W.F. McDonald
Its:  Vice President


CON-WAY TRANSPORTATION SERVICES, INC.
(with respect to Sections 4.1, 4.5 and 5.6)

By:  /s/ R. R. Magnan
Its: Vice President

MENLO LOGISTICS, INC.
(with respect to Sections 4.1, 4.5 and 5.6)

By:  /s/ John Williford
Its: President


CONSOLIDATED FREIGHTWAYS CORPORATION
  OF DELAWARE
(with respect to Sections 3.6, 4.2, 4.5,
5.6, 6.1, 6.2 and 6.3)


By:  /s/ S. D. Richards
Its: Vice President and General
     Counsel


CANADIAN FREIGHTWAYS LIMITED
(with respect to Sections 3.6, 4.2, 4.5,
5.6, 6.1, 6.2 and 6.3)


By:  /s/ K.A. Johnson
Its:  Secretary and Treasurer